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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Westcorp Employee Stock Ownership and Salary Savings Plan (the "Plan") of our report dated June 13, 2003 with respect to the financial statements and supplemental schedule of the Plan for the year ended December 31, 2002 included in the Plan's Annual Report on Form 11-K dated June 30, 2003, filed with the Securities and Exchange Commission, and of our report dated January 21, 2003, with respect to the consolidated financial statements of Westcorp for the year ended December 31, 2002 included in Westcorp's Annual Report on Form 10-K dated March 26, 2003, filed with the Securities and Exchange Commission.



                                             /s/ ERNST & YOUNG LLP


Los Angeles, California
December 17, 2003